Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Third Quarter 2018 Operating Results
Third Quarter Summary

•	Net income of $3.9 million, or $0.17 per share

•	Total loans increased $21.9 million from the second quarter of 2018

•	Total new loan commitments of $87.7 million and loan fundings of $69.8 million

•	Core deposits increased to 75% of total deposits at September 30, 2018 from 73% at June 30, 2018

•	Classified assets decreased by $1.2 million from the second quarter of 2018

•	No provision for loan and lease losses during the three months ended September 30, 2018

COSTA MESA, Calif., October 22, 2018 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today reported its financial results for the three and nine months ended September 30, 2018.
For the third quarter of 2018, the Company reported net income of $3.9 million, or $0.17 per share. This compares to net income of $15.4 million, or $0.65 per share, in the second quarter of 2018, and net income of $3.8 million, or $0.16 per share, in the third quarter of 2017. The decrease in net income, as compared to the three months ended June 30, 2018, is primarily attributable to the reversal of the full valuation allowance on our deferred tax asset during the three months ended June 30, 2018, and a decrease in net interest income.
Commenting on the results, Tom Vertin, President & CEO of Pacific Mercantile Bancorp, said, “We had another good quarter of client acquisition activity, and through the first nine months of the year we added more new operating companies to our client base than we did in all of 2017. We continue to make steady progress in transitioning our loan and deposit portfolios to a more optimal mix. Our success in reducing our reliance on higher-cost funding sources has helped us effectively manage our deposit costs and generate favorable trends in our core net interest margin. We have a healthy loan and deposit pipeline entering the fourth quarter, which we believe will enable us to drive further quality balance sheet growth, realize additional operating leverage, and generate a higher level of profitability going forward.”

Results of Operations
The following table shows our operating results for the three and nine months ended September 30, 2018, as compared to the three months ended June 30, 2018 and the three and nine months ended September 30, 2017. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2018	June 30, 2018	September 30, 2017	2018	2017
	($ in thousands)
Total interest income(1)	$15,218	$15,914	$14,025	$46,147	$37,761
Total interest expense	3,529	3,467	2,020	9,826	5,289
Net interest income	11,689	12,447	12,005	36,321	32,472
Provision for loan and lease losses	—	—	—	—	—
Total noninterest income	1,115	1,136	964	3,306	3,364
Total noninterest expense	9,002	9,299	9,176	27,834	27,649
Income tax (benefit) provision	(98)	(11,085)	37	(11,183)	150
Net income(1)	$3,900	$15,369	$3,756	$22,976	$8,037
_________________

(1)
The three and nine months ended September 30, 2017, the three months ended June 30, 2018 and the nine months ended September 30, 2018, include significant interest income recoveries of $1.1 million, $1.1 million, $811 thousand and $1.6 million, respectively, on loans that were on nonaccrual status but were paid in full. There were no significant interest income recoveries during the three months ended September 30, 2018.

Net Interest Income
Q3 2018 vs Q2 2018. Net interest income decreased $758 thousand, or 6.1%, for the three months ended September 30, 2018 as compared to the three months ended June 30, 2018 primarily as a result of:

•
An increase in interest expense of $62 thousand, or 1.8%, primarily attributable to an increase in the rates of interest paid on our deposits for the three months ended September 30, 2018 as compared to the three months ended June 30, 2018, which was primarily the result of an increase in the rate of interest paid on non-maturing interest bearing deposits resulting from the rising interest rate environment; and

•
A decrease in interest income of $696 thousand, or 4.4%, primarily attributable to a decrease in interest earned on loans as a result of a lower average balance during the three months ended September 30, 2018 and a decrease in the average yield to 5.25% for the three months ended September 30, 2018 from 5.45% for the three months ended June 30, 2018. These declines were primarily the result of a recovery of $811 thousand in interest income on one loan relationship that had been on nonaccrual status but was paid off during the three months ended June 30, 2018. On an adjusted basis after excluding the $811 thousand interest income recovery, the average yield increased from 5.15% for the three months ended June 30, 2018 to 5.25% for the three months ended September 30, 2018 due to an increase in the average yield on loans and short-term investments as a result of the rising interest rate environment, which partially offset the decrease in interest income described above.

Our net interest margin decreased to 3.57% for the three months ended September 30, 2018 as compared to 3.78% for the three months ended June 30, 2018 primarily attributable to a decline in the recovery of interest income during the three months ended September 30, 2018, and an increase in the cost of interest bearing liabilities resulting from an increase in prevailing interest rates, partially offset by the increase in the adjusted average yield on loans during the third quarter of 2018 after excluding the interest income recovery in the second quarter of 2018 described above.
Q3 2018 vs Q3 2017. Net interest income decreased $316 thousand, or 2.6%, for the three months ended September 30, 2018 as compared to the three months ended September 30, 2017 primarily as a result of:

•
An increase in interest expense of $1.5 million, or 74.7%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits and other borrowings for the three months ended September 30, 2018 as compared to the three months ended September 30, 2017, which was primarily the result of higher deposits due to new client acquisition, our decision to increase the rate of interest paid on our non-maturing interest bearing deposits and our certificates of deposit resulting from the rising interest rate environment, and an increase in our Federal Home Loan Bank (“FHLB”) borrowings; partially offset by

•
An increase in interest income of $1.2 million, or 8.5%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yield during the three months September 30, 2018 as compared to the three months ended September 30, 2017, which was primarily the result of the rising interest rate environment, partially offset by the recovery of $1.1 million in interest income during the third quarter of 2017 on a single loan relationship that had been on nonaccrual status but was paid in full.

YTD 2018 vs YTD 2017. Net interest income increased $3.8 million, or 11.9%, for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017, primarily as a result of:

•
An increase in interest income of $8.4 million, or 22.2%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yields during the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017, which was primarily the result of the rising interest rate environment and the recovery of $1.6 million in interest income on two loan relationships that had been on nonaccrual status but were paid in full during the nine months ended September 30, 2018 as compared to $1.1 million recovered on one loan relationship during the nine months ended September 30, 2017; partially offset by

•
An increase in interest expense of $4.5 million, or 85.8%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits and other borrowings for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017, which was primarily the result of higher deposits due to new client acquisition, our decision to increase the rate of interest paid on our non-maturity interest bearing deposits and our certificates of deposit resulting from the rising interest rate environment, and an increase in our FHLB borrowings.

Provision for Loan and Lease Losses
Q3 2018 vs Q2 2018. We recorded no provision for loan and lease losses during either the three months ended September 30, 2018 or June 30, 2018. There was no provision for loan and lease losses during the third quarter of 2018 due primarily to reserves for new loan growth being offset by a decline in the level of classified assets. There was no provision for loan and lease losses during the second quarter of 2018 due primarily to a slight decrease in our loan portfolio during the quarter. During the three months ended September 30, 2018, we had net recoveries of $94 thousand, compared to net charge-offs of $36 thousand for the three months ended June 30, 2018.
Q3 2018 vs Q3 2017. We recorded no provision for loan and lease losses during either the three months ended September 30, 2018 or September 30, 2017 primarily as a result of reserves for new loan growth being offset by a decline in the level of classified assets.
YTD 2018 vs YTD 2017. We recorded no provision for loan and lease losses during either the nine months ended September 30, 2018 or September 30, 2017 due primarily to reserves for new loan growth being offset by a decline in the level of classified assets.
Noninterest Income
Q3 2018 vs Q2 2018. Noninterest income decreased $21 thousand, or 1.8%, for the three months ended September 30, 2018 as compared to the three months ended June 30, 2018, primarily resulting from a decrease in loan servicing and referral fees during the third quarter of 2018 as compared to the prior quarter.
Q3 2018 vs Q3 2017. Noninterest income increased by $151 thousand, or 15.7%, for the three months ended September 30, 2018 as compared to the three months ended September 30, 2017, primarily as a result of:

•	An increase in loan servicing and referral fees during the third quarter of 2018 as compared to the same period in 2017;

•	A loss of $16 thousand on the sale of other assets during the three months ended September 30, 2017 that did not occur in the same period in 2018; and

•	An increase in credit card and wire transfer fees during the third quarter of 2018 as compared to the same period in 2017.
YTD 2018 vs YTD 2017. Noninterest income decreased $58 thousand, or 1.7%, for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017, primarily as a result of:

•
A decrease in other noninterest income attributable to recoveries of fees on previously charged off loans during the second quarter of 2017 for which a similar level of recoveries did not occur during the nine months ended September 30, 2018; partially offset by

•	An increase in loan servicing and referral fees during the nine months ended September 30, 2018 as compared to the same period in 2017; and

•	An increase of $48 thousand in gain on the sale of securities available-for-sale during the nine months ended September 30, 2018 as compared to the same period in 2017.
Noninterest Expense
Q3 2018 vs Q2 2018. Noninterest expense decreased $297 thousand, or 3.2%, for the three months ended September 30, 2018 as compared to the three months ended June 30, 2018, primarily as a result of:

•	A decrease of $107 thousand in salaries and employee benefits primarily related to employee severance paid during the second quarter of 2018; and

•
A decrease in various expense accounts related to the normal course of operating, including expenses related to charitable contributions, FDIC insurance expense and business development during the three months ended September 30, 2018 as compared to the three months ended June 30, 2018.

Q3 2018 vs Q3 2017. Noninterest expense decreased $174 thousand, or 1.9%, for the three months ended September 30, 2018 as compared to the three months ended September 30, 2017, primarily as a result of:

•	A decrease of $105 thousand in our FDIC insurance expenses primarily related to a decrease in our premium; and

•
A decrease of $303 thousand in our professional fees primarily related to the recovery of legal fees attributable to a loan relationship during the third quarter of 2018 that was fully charged off in previous years; partially offset by

•
An increase in various expense accounts related to the normal course of operating, including expenses related to charitable contributions, loan production and business development, during the three months ended September 30, 2018 as compared to the three months ended September 30, 2017.

YTD 2018 vs YTD 2017. Noninterest expense increased $185 thousand, or 0.7%, for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017, primarily as a result of:

•	An increase of $714 thousand in salaries and employee benefits primarily related to an increase in employee compensation expense; and

•
An increase in various expense accounts related to the normal course of operating, including expenses related to charitable contributions, loan production and business development during the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017; partially offset by

•
A decrease of $1.1 million in our professional fees primarily related to lower legal fees in the first quarter of 2018, the recovery of legal fees attributable to the payoff of a loan relationship in the second quarter of 2018 that was previously on nonaccrual status and the recovery of legal fees in the third quarter of 2018 related to a loan relationship that was fully charged off in previous years.

Income tax provision (benefit)
For the three and nine months ended September 30, 2018, we had an income tax benefit of $98 thousand and $11.2 million, respectively, as a result of our net income during the third quarter of 2018 and the release of our full valuation allowance of $11.1 million on our net deferred tax asset during the second quarter of 2018, discussed further below. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and based on its evaluation, management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at September 30, 2018. The value of our deferred tax asset at June 30, 2018 was computed based upon an estimate of taxable income for the full year of 2018. The benefit during the third quarter of 2018 was due to a slight decrease in forecasted earnings, the amount of the release benefited through the rate decreased by $98 thousand which was offset by the need to increase the discrete benefit for the quarter by that same amount. Only minimal tax provision is expected for the fourth quarter of 2018.
For the three months ended June 30, 2018, we had an income tax benefit of $11.1 million, as a result of the release of our full valuation allowance of $11.1 million on our net deferred tax asset. During the three months ended June 30, 2018, management determined that the valuation allowance that was previously established on the balance of our deferred tax asset was no longer required at June 30, 2018 and released the entire $11.1 million during the three months ended June 30, 2018. The value of our deferred tax asset was computed based upon an estimate of taxable income for the full year of 2018.

For the three and nine months ended September 30, 2017, we had income tax expense of $37 thousand and $150 thousand, respectively. The income tax expense for the three and nine months ended September 30, 2017 represented the payment to the state of California for the cost of doing business within the state and an estimated alternative minimum tax payment. No additional income tax expense was recorded during the three and nine months ended September 30, 2017 as a result of our full valuation allowance. During the nine months ended September 30, 2017, management evaluated the positive and negative evidence and determined that there continued to be enough negative evidence to support the full valuation allowance of $21.7 million at September 30, 2017.
Balance Sheet Information
Loans
As indicated in the table below, at September 30, 2018, gross loans totaled approximately $1.1 billion, which represented an increase of $21.9 million, or 2.1%, compared to gross loans outstanding at June 30, 2018, and an increase of $16.3 million, or 1.5%, compared to gross loans outstanding at December 31, 2017. The following table sets forth the composition, by loan category, of our loan portfolio at September 30, 2018, June 30, 2018 and December 31, 2017.

	September 30, 2018		June 30, 2018		December 31, 2017
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$414,995	38.4%	$403,152	38.1%	$394,493	37.1%
Commercial real estate loans - owner occupied	226,861	21.0%	225,018	21.2%	214,365	20.1%
Commercial real estate loans - all other	232,316	21.5%	224,555	21.2%	228,090	21.4%
Residential mortgage loans - multi-family	88,563	8.2%	90,270	8.5%	114,302	10.7%
Residential mortgage loans - single family	21,634	2.0%	24,583	2.3%	24,848	2.3%
Construction and land development loans	36,961	3.4%	30,395	2.9%	34,614	3.3%
Consumer loans	59,585	5.5%	61,084	5.8%	53,918	5.1%
Gross loans	$1,080,915	100.0%	$1,059,057	100.0%	$1,064,630	100.0%
The increase of $21.9 million in gross loans during the third quarter of 2018 was primarily a result of new loan growth and client acquisition partially offset by loan payoffs of $29.7 million. During the third quarter of 2018, we secured new commercial loan commitments of $41.2 million, of which $26.1 million were funded at September 30, 2018. Our total commercial loan commitments increased to $663.7 million at September 30, 2018 from $625.8 million at June 30, 2018, while the utilization rate of commercial loan commitments decreased to 62.1% at September 30, 2018 from 64.1% at June 30, 2018.
Deposits

	September 30, 2018	June 30, 2018	December 31, 2017
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$336,434	$343,718	$338,273
Interest-bearing checking accounts	80,427	61,685	89,179
Money market and savings deposits	415,845	446,830	350,605
Certificates of deposit	284,389	315,570	361,336
Totals	$1,117,095	$1,167,803	$1,139,393
The decrease in our total deposits from June 30, 2018 to September 30, 2018 is primarily attributable to a decrease of $31.0 million in money market and savings deposits and a decrease of $31.2 million in our certificates of deposit, partially offset by an increase of $11.5 million in our checking accounts. The decrease in our core deposits is primarily the result of two large depositors investing a portion of their funds. The decrease in our certificates of deposit is primarily the result of our decision to keep the rates of interest offered on new and renewing certificates of deposit below the rates offered by many of the other banks against which we compete for these deposits. Lower priced core deposits increased to 75% of total deposits, while higher priced certificates of deposit decreased to 25% of total deposits at September 30, 2018, as compared to 73% and 27% of total deposits, respectively, at June 30, 2018.

Asset Quality
Nonperforming Assets

	2018		2017
	September 30	June 30	September 30
	($ in thousands)
Total non-performing loans	$5,881	$5,325	$10,279
Other real estate owned	1,275	2,073	—
Other non-performing assets	15	—	95
Total non-performing assets	$7,171	$7,398	$10,374
90-day past due loans	$2,669	$2,669	$2,212
Total classified assets(1)	$13,552	$14,757	$19,116
Allowance for loan and lease losses	$13,463	$13,369	$15,048
Allowance for loan and lease losses /gross loans	1.25%	1.26%	1.45%
Allowance for loan and lease losses /total assets	1.02%	0.98%	1.25%
Ratio of allowance for loan and lease losses to nonperforming loans	228.92%	251.06%	146.40%
Ratio of nonperforming assets to total assets	0.54%	0.54%	0.86%
Net quarterly charge-offs (recoveries) to gross loans	(0.01)%	—%	0.20%
(1)    Subsequent to September 30, 2018, $3.9 million of performing loans included within our classified assets paid off in full.
Nonperforming assets at September 30, 2018 decreased $227 thousand from June 30, 2018 as a result of a decrease in our other real estate owned, partially offset by an increase in non-performing loans in the third quarter of 2018. The decrease in our other real estate owned resulted from the sale during the third quarter of 2018 of a residential property previously acquired for a gain of $29 thousand. The increase in our non-performing loans resulted from the addition of $1.1 million of commercial loans during the three months ended September 30, 2018, partially offset by principal payments of $104 thousand, charge offs of $419 thousand and the transfer to other assets of $15 thousand during the same period.
Our classified assets decreased by $1.2 million from $14.8 million at June 30, 2018 to $13.6 million at September 30, 2018. The decrease is primarily related to the sale of other real estate owned of $799 thousand, principal payments of $708 thousand and charge-offs of $419 thousand during the three months ended September 30, 2018, partially offset by additions of $719 thousand during the same period.
Allowance for loan and lease losses

	2018			2017
	September 30	June 30	March 31	December 31	September 30
	($ in thousands)
Balance at beginning of quarter	$13,369	$13,405	$14,196	$15,048	$17,178
Charge offs	(419)	(355)	(1,068)	(1,449)	(2,275)
Recoveries	513	319	277	597	145
Provision	—	—	—	—	—
Balance at end of quarter	$13,463	$13,369	$13,405	$14,196	$15,048
At September 30, 2018, the allowance for loan and lease losses (“ALLL”) totaled $13.5 million, which was approximately $94 thousand more than at June 30, 2018 and $1.6 million less than at September 30, 2017. The ALLL activity during the three months ended September 30, 2018 included net recoveries of $94 thousand. There was no provision for loan and lease losses during the period, primarily attributable to reserves for new loan growth being offset by a decline in the level of classified assets during the three months ended September 30, 2018. The ratio of the ALLL-to-total loans outstanding as of September 30, 2018 was 1.25% as compared to 1.26% and 1.45% as of June 30, 2018 and September 30, 2017, respectively. Subsequent to September 30, 2018, we recovered $733 thousand of principal on a loan relationship that was previously charged off.

Capital Resources
At September 30, 2018, the Bank had total regulatory capital of $155.7 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 12.8% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Bank at September 30, 2018, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At September 30, 2018		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)

Total Capital to Risk Weighted Assets	$155,679	12.8%	$121,734	At least 10.0

Common Equity Tier 1 Capital to Risk Weighted Assets	$141,866	11.7%	$79,127	At least 6.5

Tier 1 Capital to Risk Weighted Assets	$141,866	11.7%	$97,387	At least 8.0

Tier 1 Capital to Average Assets	$141,866	10.7%	$66,337	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses and provision for loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk of a downturn in the United States economy, and domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk of increases in our nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect of changes in government regulation of banking and other financial services organizations, which could impact our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that is contained in our Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended September 30, 2018, which we expect to file with the SEC during the fourth quarter of 2018, and readers of this release are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	Sept '18 vs Jun '18 % Change	Sept '18 vs Sept '17 % Change	September 30, 2018	September 30, 2017	% Change
Total interest income	$15,218	$15,914	$14,025	(4.4)%	8.5%	$46,147	$37,761	22.2%
Total interest expense	3,529	3,467	2,020	1.8%	74.7%	9,826	5,289	85.8%
Net interest income	11,689	12,447	12,005	(6.1)%	(2.6)%	36,321	32,472	11.9%
Provision for loan and lease losses	—	—	—	—%	—%	—	—	—%
Net interest income after provision for loan and lease losses	11,689	12,447	12,005	(6.1)%	(2.6)%	36,321	32,472	11.9%
Non-interest income:
Service fees on deposits and other banking services	382	407	346	(6.1)%	10.4%	1,176	985	19.4%
Net gain (loss) on sale of securities available for sale	—	—	—	—%	—%	48	—	100.0%
Net loss on sale of other assets	—	—	(16)	100.0%	(100.0)%	(4)	(14)	(71.4)%
Other non-interest income	733	729	634	0.5%	15.6%	2,086	2,393	(12.8)%
Total non-interest income	1,115	1,136	964	(1.8)%	15.7%	3,306	3,364	(1.7)%
Non-interest expense:
Salaries and employee benefits	5,809	5,916	5,796	(1.8)%	0.2%	17,885	17,171	4.2%
Occupancy and equipment	1,029	1,047	1,089	(1.7)%	(5.5)%	3,140	3,206	(2.1)%
Professional Fees	655	636	958	3.0%	(31.6)%	2,041	3,100	(34.2)%
OREO expenses, net	(16)	8	—	(300.0)%	(100.0)%	(8)	—	(100.0)%
FDIC Expense	189	266	294	(28.9)%	(35.7)%	738	859	(14.1)%
Other non-interest expense	1,336	1,426	1,039	(6.3)%	28.6%	4,038	3,313	21.9%
Total non-interest expense	9,002	9,299	9,176	(3.2)%	(1.9)%	27,834	27,649	0.7%
Income before income taxes	3,802	4,284	3,793	(11.3)%	0.2%	11,793	8,187	44.0%
Income tax (benefit) expense	(98)	(11,085)	37	(99.1)%	(364.9)%	(11,183)	150	(7,555.3)%
Net income	$3,900	$15,369	$3,756	(74.6)%	3.8%	$22,976	$8,037	185.9%
Basic income per common share:
Net income available to common shareholders	$0.17	$0.66	$0.16	(74.2)%	6.3%	$0.98	$0.35	180.0%
Diluted income per common share:
Net income available to common shareholders	$0.17	$0.65	$0.16	(73.8)%	6.3%	$0.98	$0.35	180.0%
Weighted average number of common shares outstanding:
Basic	22,996	23,332	23,193	(1.4)%	(0.8)%	23,121	23,173	(0.2)%
Diluted	23,598	23,558	23,331	0.2%	1.1%	23,535	23,290	1.1%
Ratios from continuing operations(1):
Return on average assets	1.16%	4.57%	1.26%			2.31%	0.93%
Return on average equity	11.50%	51.01%	13.82%			24.78%	10.22%
Efficiency ratio	70.31%	68.46%	70.75%			70.24%	77.15%
____________________

(1)	Ratios for the three and nine months ended September 30, 2018, June 30, 2018 and September 30, 2017 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	September 30, 2018	December 31, 2017	Increase/ (Decrease)

Cash and due from banks	$16,185	$12,198	32.7%
Interest bearing deposits with financial institutions(1)	159,888	186,010	(14.0)%
Interest bearing time deposits	2,420	2,920	(17.1)%
Investment securities (including stock)	38,742	47,845	(19.0)%
Loans (net of allowances of $13,463 and $14,196, respectively)	1,070,751	1,053,201	1.7%
Other real estate owned	1,275	—	100.0%
Net deferred tax assets	11,227	—	100.0%
Other assets	19,510	20,430	(4.5)%
Total assets	$1,319,998	$1,322,604	(0.2)%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$336,434	$338,273	(0.5)%
Interest bearing deposits
Interest checking	80,427	89,179	(9.8)%
Savings/money market	415,845	350,605	18.6%
Certificates of deposit	284,389	361,336	(21.3)%
Total interest bearing deposits	780,661	801,120	(2.6)%
Total deposits	1,117,095	1,139,393	(2.0)%
Other borrowings	40,000	40,866	(2.1)%
Other liabilities	9,055	11,942	(24.2)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,183,677	1,209,728	(2.2)%
Shareholders’ equity	136,321	112,876	20.8%
Total Liabilities and Shareholders’ Equity	$1,319,998	$1,322,604	(0.2)%
Tangible book value per share	$5.83	$4.86	20.0%
Tangible book value per share, as adjusted(2)	$5.90	$4.91	20.2%
Shares outstanding, common	21,917,995	23,232,515	(5.7)%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$209,805	$1,055	1.99%	$192,175	$864	1.80%	$104,968	$335	1.27%
Securities available for sale and stock(2)	38,409	265	2.74%	38,633	262	2.72%	49,033	304	2.46%
Loans(3)	1,050,264	13,898	5.25%	1,089,135	14,788	5.45%	1,019,253	13,386	5.21%
Total interest-earning assets	1,298,478	15,218	4.65%	1,319,943	15,914	4.84%	1,173,254	14,025	4.74%
Noninterest-earning assets
Cash and due from banks	14,711			16,617			13,801
All other assets	17,459			12,970			(2,099)
Total assets	$1,330,648			$1,349,530			$1,184,956
Interest-bearing liabilities:
Interest-bearing checking accounts	$66,799	86	0.51%	$56,906	63	0.44%	$93,597	104	0.44%
Money market and savings accounts	421,562	1,764	1.66%	434,294	1,670	1.54%	323,825	761	0.93%
Certificates of deposit	299,305	1,321	1.75%	326,660	1,349	1.66%	304,404	980	1.28%
Other borrowings	27,935	138	1.96%	36,934	171	1.86%	652	2	1.22%
Junior subordinated debentures	17,527	220	4.98%	17,527	214	4.90%	17,527	173	3.92%
Total interest bearing liabilities	833,128	3,529	1.68%	872,321	3,467	1.59%	740,005	2,020	1.08%
Noninterest bearing liabilities
Demand deposits	353,635			346,553			329,168
Accrued expenses and other liabilities	9,292			9,802			7,959
Shareholders' equity	134,593			120,854			107,824
Total liabilities and shareholders' equity	$1,330,648			$1,349,530			$1,184,956
Net interest income		$11,689			$12,447			$12,005
Net interest income/spread			2.97%			3.25%			3.66%
Net interest margin			3.57%			3.78%			4.06%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Nine Months Ended
	September 30, 2018			September 30, 2017
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$194,302	$2,615	1.80%	$117,128	$904	1.03%
Securities available for sale and stock(2)	39,987	801	2.68%	50,032	930	2.49%
Loans(3)	1,067,399	42,731	5.35%	981,504	35,927	4.89%
Total interest-earning assets	1,301,688	46,147	4.74%	1,148,664	37,761	4.40%
Noninterest-earning assets
Cash and due from banks	15,717			14,297
All other assets	12,547			(1,711)
Total assets	1,329,952			1,161,250
Interest-bearing liabilities:
Interest-bearing checking accounts	$69,363	$263	0.51%	$88,962	$254	0.38%
Money market and savings accounts	401,993	4,418	1.47%	340,464	2,080	0.82%
Certificates of deposit	327,873	4,050	1.65%	279,630	2,458	1.18%
Other borrowings	34,932	475	1.82%	399	3	1.01%
Junior subordinated debentures	17,527	620	4.73%	17,527	494	3.77%
Total interest bearing liabilities	851,688	9,826	1.54%	726,982	5,289	0.97%
Noninterest bearing liabilities
Demand deposits	344,090			321,808
Accrued expenses and other liabilities	10,230			7,359
Shareholders' equity	123,944			105,101
Total liabilities and shareholders' equity	1,329,952			1,161,250
Net interest income		$36,321			$32,472
Net interest income/spread			3.20%			3.43%
Net interest margin			3.73%			3.78%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

NON-GAAP RECONCILIATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2018	June 30, 2018	September 30, 2017	2018	2017
	($ in thousands)
Interest income:
Loans, including fees	$13,898	$14,788	$13,386	$42,731	$35,927
Securities available for sale and stock	265	262	304	801	930
Interest-bearing deposits with financial institutions	1,055	864	335	2,615	904
Total interest income	$15,218	$15,914	$14,025	$46,147	$37,761

Interest income on loans, including fees	$13,898	$14,788	$13,386	$42,731	$35,927
Less: Interest income recoveries	—	(811)	(1,140)	(1,580)	(1,140)
Interest income on loans, including fees adjusted (1)	$13,898	$13,977	$12,246	$41,151	$34,787

Net interest income	$11,689	$12,447	$12,005	$36,321	$32,472
Less: Interest income recoveries	$—	$(811)	$(1,140)	$(1,580)	$(1,140)
Net interest income, adjusted (1)	$11,689	$11,636	$10,865	$34,741	$31,332

Income before income taxes	$3,802	$4,284	$3,793	$11,793	$8,187
Less: Interest income recoveries	$—	$(811)	$(1,140)	$(1,580)	$(1,140)
Net income, adjusted (1)	$3,802	$3,473	$2,653	$10,213	$7,047

Average loans	$1,050,264	$1,089,135	$1,019,253	$1,067,399	$981,504
Average interest earning assets	$1,298,478	$1,319,943	$1,173,254	$1,301,688	$1,077,386

Average loan yield, adjusted (1)	5.25%	5.15%	4.77%	5.15%	4.74%
Net interest margin, adjusted (1)	3.57%	3.54%	3.67%	3.57%	4.27%
_________________

(1)
Interest income on loans, including fees, adjusted, net interest income, adjusted, average loan yield, adjusted, and net interest margin, adjusted are non-GAAP financial measures that are not presented in accordance with generally accepted accounting principles because they have been adjusted to exclude certain significant interest income recoveries. The three and nine months ended September 30, 2017, the three months ended June 30, 2018 and the nine months ended September 30, 2018 exclude significant interest income recoveries of $1.1 million, $1.1 million, $811 thousand and $1.6 million, respectively, on loans that were on nonaccrual status but were paid in full. There were no significant interest income recoveries excluded during the three months ended September 30, 2018. The Company believes the presentation of these non-GAAP financial measures provides useful information to investors because it facilitates the comparability of the Company's results of operations by excluding prior period interest income recoveries that did not recur during the three months ended September 30, 2018, are inconsistent in amount and frequency and are not indicative of the Company's core performance during the periods presented.